EXHIBIT 10.2
EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of this 17th day of October 2022 and is effective as of the Effective Date (as defined in Section 19), by and between FIDELITY NATIONAL INFORMATION SERVICES, INC., a Georgia corporation (the "Company"), and STEPHANIE FERRIS (the "Employee").

WHEREAS, Employee is party to an Employment Agreement, effective as of September 2, 2021, between the Company and the Employee (the “Prior Agreement”);

WHEREAS, pursuant to the Prior Agreement, Employee has been serving as President of Company;

WHEREAS, Company and Employee wish that Employee shall assume the role of Chief Executive Officer, effective as of January 1, 2023 (the “Effective Date”) and wish to modify Employee’s compensation and terms to be consistent with that of Chief Executive Officer of the Company;

WHEREAS, Company and Employee wish to memorialize their understanding with respect to the foregoing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
1.Purpose. The purpose of this Agreement is to memorialize Employee's promotion to Chief Executive Officer of the Company effective as of the Effective Date, and to provide a single, integrated document which shall provide the basis for Employee's continued employment by Company commencing on the Effective Date.

2.Employment and Duties. Subject to the terms and conditions of this Agreement, effective as of the Effective Date, Company employs Employee to serve as President and Chief Executive Officer, with duties, responsibilities and authorities commensurate with such positions as determined reasonably and in good faith by the Company's Board of Directors (the “Board”), and in such other capacities as may be mutually agreed by the parties. On October 18, 2022, Employee shall be appointed as a member of the Board and shall be nominated for re-election at the 2023 annual shareholders’ meeting and thereafter while serving as Chief Executive Officer. Employee shall report solely and directly to the Board (and not to any particular director). Employee accepts such employment and agrees to undertake and discharge the duties, functions and responsibilities commensurate with the aforesaid position. Employee shall devote substantially all business time, attention and effort to the performance of duties hereunder and shall not engage in any business, profession or occupation, for compensation or otherwise without the express written consent of the Company, other than personal, personal investment, charitable, educational or civic activities or other matters that do not conflict unreasonably with Employee's duties. Employee may serve on the boards of other companies that do not create conflicts of interest with the Company, conflict with the Company’s Corporate Governance Guidelines or impact the ability of Employee to fulfill her duties hereunder subject to the approval of the Board. Employee shall be principally based at the Company's headquarters in Jacksonville, Florida throughout the Employment Term.

3.Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years ending on the third anniversary of the Effective Date or, if later, ending on the last day of any extension made pursuant to the next sentence, subject to prior termination as set forth in Section 9 (such term, including any extensions pursuant to the next sentence, the "Employment Term"). The Employment Term shall be extended automatically for one (1) additional year on the second anniversary of the Effective Date and for an additional year on each anniversary thereafter unless and until either party gives written notice to the other not to extend the Employment Term before such extension would be effectuated.

4.Base Salary. During the Employment Term, Company shall pay Employee an annual base salary, before deducting all applicable withholdings, of $1,000,000 per year, payable at the time and in the manner dictated by Company's standard payroll policies. Such minimum annual base salary shall be periodically reviewed (at least annually) and may be increased (but not decreased without Employee's express written consent except in the case of a salary decrease for all executive officers of the Company at the discretion of the Company and with such decrease(s) being no greater than at the same percentage level as for all other executive officers) (such annual base salary, including any variations, the "Annual Base Salary").

5.Other Compensation and Fringe Benefits. In addition to any executive bonus, pension, deferred compensation and long-term incentive plans which Company or an affiliate of Company may from time to time make available to Employee, Employee shall be entitled to the following during the Employment Term:

(a)Employee shall be paid Employee’s 2022 annual incentive bonus pursuant to the terms of the Prior Agreement. Commencing in calendar year 2023, Employee will be eligible to receive an annual incentive bonus opportunity under Company's annual officer incentive plan for each calendar year included in the Employment Term, with such opportunity to be earned based upon attainment of performance objectives established by the Company with input from Employee for Employee and for other senior leadership ("Annual Bonus"). Employee's target Annual Bonus shall be no less than 200% of Employee's then current Annual Base Salary, with a maximum of up to 2 times target (collectively, the target and maximum Annual Bonus are referred to as the "Annual Bonus Opportunity"). Employee's Annual Bonus Opportunity may be periodically reviewed and increased by the Company, but may not be decreased without Employee's express written consent. Employee's Annual Bonus is subject to the Company's clawback policy, pursuant to which the Company may recoup all or a portion of any bonus paid if, after payment, there is a finding of fraud, a restatement of financial results, or errors or omissions discovered that call into question the business results on which the bonus was based. If owed pursuant to the terms of the plan, the Annual Bonus shall be paid no later than the March 15th first following the calendar year to which the Annual Bonus relates.

(b)Pursuant to the terms of Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan (the "Omnibus Plan"), no later than the date on which equity grants are made to all other executives for 2023, the Company shall provide Employee with an equity grant with a target grant date fair value of not less than approximately $12,000,000 and with the number of shares subject to the grant determined pursuant to the Company’s standard methodology. The grant will be 65% performance-based and 35% time-based with the form of grant determined by the Board in consultation with the Executive. For annual grants, if made to executive officers of the Company in the ordinary course of business, beginning in 2024 and during the Employment Term, subject to the approval by the Compensation Committee of the Board (the “Compensation Committee”), the Company shall provide Employee with an annual equity grant with a target grant date value of not less than approximately $12,000,000 at the time such grants are made to other executive officers of the Company.
(c)Employee shall participate in all other health and welfare benefits, retirement savings plans provided to executives generally and pursuant to the applicable plan provisions.

(d)Employee shall receive perquisites as determined by the Board. Without limiting the generality of the foregoing, Employee agrees that Employee was provided with relocation assistance in accordance with Exhibit A of the Prior Agreement. If Employee voluntarily terminates her employment other than for Good Reason or is, terminated by the Company for Cause (each as defined in Section 9), she shall repay the Applicable Percentage (as defined below) of all payments, allowances and reimbursements made under Exhibit A of the Prior Agreement. On or after the Effective Date through March 31, 2023, the Applicable Percentage shall be 100; on or after April 1, 2023 through June 30, 2023, the Applicable Percentage shall be 75; on or after July 1, 2023 through September 30, 2023, the Applicable Percentage shall be 50; on or after October 1, 2023 through December 31, 2023, the Applicable Percentage shall be 25; and on or after January 1, 2024, the Applicable Percentage shall be 0.
6.Compensation Policies. Company has adopted certain compensation related policies and stock ownership guidelines that apply to Employee. Employee acknowledges that, as a corporate officer, she is required to maintain an ownership level in Company stock of at least five (5) times her annual base salary with such ownership requirement to be increased to at least ten (10) times her annual base salary, effective December 31, 2026. Following the vesting of any restricted shares granted to her, Employee must hold 50% of those shares for at least six (6) months for as long as Employee is employed by the Company until such time as Employee has satisfied the stock ownership guidelines set forth in this Section. Employee acknowledges and agrees that the stock ownership policy is subject to change by the Compensation Committee of the Board; provided, that, Employee shall not be subject to an increased ownership policy without reasonable notice. Employee further represents that she has read and understands the Company's policies regarding insider trading and prohibiting the hedging and pledging of Company stock.
7.Vacation. For and during each calendar year within the Employment Term, Employee shall be entitled to paid vacation (minimum of five weeks per 12-month period during the Employment Term) plus recognized Company holidays, in accordance with Company policy.

8.Expense Reimbursement. In addition to the compensation and benefits provided herein, Company shall, upon receipt of appropriate documentation, reimburse Employee each month for reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses incurred during the Employment Term to the extent such reimbursement is permitted under Company's expense reimbursement policy and subject to the final sentence of Section 26(b). The Company shall promptly reimburse Employee, or pay directly, for her attorney’s fees incurred in connection with this Agreement, upon receipt of appropriate documentation and subject to the final sentence of Section 26(b), provided that the amount of such reimbursement shall not exceed $25,000.00 and such reimbursement shall be made within 60 days following receipt of an invoice from Employee’s counsel evidencing the fees incurred, but in no event later than March 15, 2023.

9.Termination of Employment. Company or Employee may terminate Employee's employment at any time and for any reason, subject to and in accordance with Subsection (a) below. The Employment

Term shall be deemed to have ended on the last day of Employee's employment. The Employment Term shall terminate automatically upon Employee's death.
(a)Notice of Termination. Any purported termination of Employee's employment (other than by reason of death) shall be communicated by written Notice of Termination (as defined herein) from one party to the other in accordance with the notice provisions contained in this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that indicates the "Date of Termination" and, with respect to a termination due to "Cause", "Disability" or "Good Reason", sets forth in reasonable detail the facts and circumstances that are alleged to provide a basis for such termination. A Notice of Termination from Company shall specify whether the termination is with or without Cause or due to Employee's Disability. A Notice of Termination from Employee shall specify whether the termination is with or without Good Reason.
(b)Date of Termination. For purposes of this Agreement, "Date of Termination" shall mean the date specified in the Notice of Termination (but in no event shall such date be earlier than the thirtieth (30th) day following the date the Notice of Termination is given) or the date of Employee's death. If the Company disagrees with an Employee's designated Date of Termination, the Company shall have the right to set an alternative earlier final Date of Termination, which, in and of itself, shall not change the characterization of the termination (e.g., from an Employee Termination Without Good Reason to a Company Termination Without Cause).

(c)No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination, which fact or circumstance was not known to the party giving the Notice of Termination when the notice was given, shall not constitute a waiver of the right to assert such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

(d)Cause. For purposes of this Agreement, a termination for "Cause" means a termination by Company based upon Employee's: (i) persistent knowing failure to perform duties consistent with a commercially reasonable standard of care (other than due to a physical or mental impairment or due to an action or inaction directed by Company that would otherwise constitute Good Reason); (ii) willful neglect of duties (other than due to a physical or mental impairment or due to an action or inaction directed by Company that would otherwise constitute Good Reason); (iii) conviction of, or pleading nolo contendere to, criminal activities involving dishonesty or moral turpitude; (iv) material breach of this Agreement; (v) material breach of the Company's business policies, accounting practices or standards of ethics; or (vi) intentional failure to materially cooperate with or impeding an investigation authorized by the Board; provided, however, that no such event described in subsections (i), (ii), (iv), (v), or (vi) above shall constitute Cause unless: (1) Employer gives Notice of Termination to Employee specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such event and (2) Employee fails to cure the condition or event constituting Cause within thirty (30) days following receipt of Employer's Notice of Termination.

(e)Disability. For purposes of this Agreement, a termination based upon "Disability" means a termination by Company based upon Employee's entitlement to long-term disability benefits under Company's long-term disability plan or policy, as the case may be, as in effect on the Date of Termination.

(f)Good Reason. For purposes of this Agreement, a termination for "Good Reason" means a termination by Employee based upon the occurrence (without Employee's express written consent) of any of the following:
(i)a material diminution in Employee's Annual Base Salary (except as provided hereinabove) or Annual Bonus Opportunity;
(ii)a material reduction in Employee's duties, responsibilities, authority or reporting lines (it being agreed that (i) any requirement by the Company that Employee report to anyone other than the Board, (ii) Employee ceasing to be Chief Executive Officer of a public company or (iii) the Company not renominating Employee to the Board will be deemed such a material reduction), provided that in no event will removal of the President title from Employee constitute Good Reason under clauses (ii) or (iv);

(iii)a relocation of Employee’s principal place of employment outside of the Jacksonville, FL metropolitan area;

(iv)a material breach by Company of any of its obligations under this Agreement;

(v)any person other than Gary Norcross becomes Executive Chairman of the Company; or

(vi)if Employee receives notice of intent not to renew this Agreement within two years following a Change of Control (as defined in the Omnibus Plan then in effect).

Notwithstanding the foregoing, Employee being placed on a paid leave for up to sixty (60) days pending a determination of whether there is a basis to terminate Employee for Cause shall not constitute Good Reason. Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no such event described above shall constitute Good Reason unless: (1) Employee gives Notice of Termination to Company specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such event and (2) Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of Employee's Notice of Termination.
10.Obligations of Company Upon Termination.

(a)Termination by Company for a Reason Other than Cause, Death or Disability, or Termination by Employee with Good Reason. If Employee's employment is terminated during the Employment Term by: (1) Company for any reason other than Cause, Death or Disability; or (2) Employee with Good Reason- both of which will be considered involuntary terminations.

(i)Company shall pay Employee the following (collectively, the "Accrued Obligations"): (A) within five (5) business days after the Date of Termination, any earned but unpaid Annual Base Salary, and accrued unused vacation time per Company policy and applicable law; (B) within a reasonable time following submission of all applicable documentation, any expense reimbursement payments owed to Employee for expenses incurred prior to the Date of Termination; (C) any accrued but unused vacation pay; and (D) no later than March 15th of the year in which the Date of Termination occurs, any earned but unpaid Annual Bonus payments relating to the prior calendar year (with subjective goals, if any, being treated as achieved at no less than target).
(ii)Company shall pay Employee no later than March 15th of the calendar year following the year in which the Date of Termination occurs, a prorated Annual Bonus based upon the actual Annual Bonus that would have been earned by Employee for the year in which the Date of Termination occurs (with subjective goals, if any, being treated as achieved at no less than target), ignoring any requirement under the Annual Bonus Plan that Employee must be employed on the payment date (using Employee's Annual Bonus Opportunity for the prior year if no Annual Bonus Opportunity has been approved for the year in which the Date of Termination occurs), multiplied by the percentage of the calendar year completed before the Date of Termination;

(iii)Subject to Section 26(b) hereof, the Company shall pay Employee as soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination, a lump-sum payment equal to 200% of the sum of: (A) Employee's Annual Base Salary in effect immediately prior to the Date of Termination (disregarding any reduction in Annual Base Salary to which Employee did not expressly consent in writing or any other reduction within six months prior to the Date of Termination); and (B) the target Annual Bonus (disregarding any reduction in Annual Bonus target to which Employee did not expressly consent in writing or any other reduction within six months prior to the Date of Termination) in which the Date of Termination occurs; provided that in the event that a termination without Cause or resignation for Good Reason occurs upon or during the 90-day period preceding or the two-year period following a Change of Control (any such termination a “COC Termination”), such lump-sum payment shall equal 300% of such sum (and not 200%), with the differential in payment for the termination pursuant to this sentence within 90-days prior to a Change of Control, paid no later than the sixty-fifth (65th) day following such Change of Control;

(iv)Subject to Section 26(b) hereof, (A) solely with respect to grants made prior to the end of calendar year 2025, all stock option, restricted stock, performance units and other equity-based incentive awards granted by Company that were outstanding but not vested as of the Date of Termination shall become vested and/or payable on the dates specified in the applicable grant agreements, as the case may be, unless the equity incentive awards are based upon satisfaction of performance criteria; in which case, they will only vest and be distributed based upon the satisfaction of such performance criteria on the dates designated in the applicable grant agreement and (B) with respect to grants made after calendar year 2025, all stock option, restricted stock, performance units and other equity-based incentive awards granted by Company that were outstanding but not vested as of the Date of Termination shall become vested and/or payable solely to the extent provided in the applicable award agreements governing such awards, which shall be no less favorable than those provided to executives of the Company generally, provided that, notwithstanding the foregoing, in the event of a COC Termination, all stock option, restricted stock, performance units and other equity-based incentive awards granted by Company that were outstanding but not vested as of the Date of Termination shall become immediately and fully vested as of the later of the Date of Termination or the date of the Change of Control (and in the case of performance stock units for which the performance period has not yet completed vesting shall be at not less than 100% of target) and, to the extent such Change of Control is a “change of control event” within the meaning of Section 409A of the Code or as otherwise permitted by Section 409A of the Code, all such awards shall be settled within five days after such vesting, and
(v)As long as Employee pays the full monthly premiums for COBRA coverage, Company shall provide Employee and, as applicable, Employee's eligible dependents with continued medical and dental coverage, on the same basis as provided to Company's active executives and their dependents until the earlier of: (i) 18 months after the Date of Termination (or such later date that Employee remains eligible for COBRA or similar coverage pursuant to applicable state law); or (ii) the date Employee is first eligible for medical and dental coverage (without pre-existing condition limitations) with a subsequent employer. In addition, as soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination, Company shall pay Employee a lump sum cash payment equal to twenty-four monthly medical and dental COBRA premiums based on the level of coverage in effect for the Employee (e.g., employee only or family coverage) on the Date of Termination.
(b)Termination by Company for Cause and by Employee without Good Reason. If Employee's employment is terminated during the Employment Term by Company for Cause or by Employee without Good Reason, Company's only obligation under this Agreement shall be payment of any Accrued Obligations.

(c)Termination due to Death or Disability. If Employee's employment is terminated prior to September 2, 2023 due to death or disability, Employee shall be entitled to those post termination payments and benefits set forth in Section 10(a)(ii) above and vesting and payment of all equity based incentive awards as provided in Section 10(a)(iv). For the remainder of Employee's employment after September 2, 2023, if Employee's employment is then terminated during the Employment Term due to death or Disability, Company shall pay Employee (or to Employee's estate or personal representative in the case of death), as soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination: (i) any Accrued Obligations; plus (ii) a prorated Annual Bonus based upon the target Annual Bonus Opportunity in the year in which the Date of Termination occurred (or the prior year if no target Annual Bonus Opportunity has yet been determined) multiplied by the percentage of the calendar year completed before the Date of Termination; plus (iii) in the case of termination due to Disability, the unpaid portion of the Annual Base Salary that would have been paid through the remainder of the Employment Term but for the termination due to Disability; plus (iv) vesting and/or payment of all equity-based incentive awards to the extent provided in Section 10(a)(iv) as if the Employee’s employment were terminated by the Company without Cause; provided that the amount of Annual Base Salary due Employee following a termination for Disability shall be reduced by the benefit due for the remainder of the Employment Term under any Company sponsored disability plan covering the Employee.
(d)Termination following Notice of Non-Renewal. If Employee receives a notice from the Company pursuant to Section 3 hereof of its intention not to extend the Employment Term beyond the initial three-year term (or any extended Employment Term following the initial three-year term), Employee may elect to terminate her employment at any time following the four-month anniversary of the date of such notice or such earlier date as mutually agreed in writing by the Company and Employee. Upon such termination, Employee shall receive the same benefits as described in Section 10(a) on the terms and conditions set forth therein as if such termination were a termination by the Company without Cause.
(e)Deemed Resignation/Execution of Documents. Upon termination of Employee’s employment for any reason, except as otherwise requested by the Board, Employee shall be deemed to have resigned from all offices and directorships, if any, then held with the Company and its affiliates and Employee agrees to execute all documents reasonably requested by the Board to effectuate such resignation.

11.Non-Delegation of Employee's Rights. The obligations, rights and benefits of Employee hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.

12.Confidential Information. Employee will occupy a position of trust and confidence and will have access to and learn substantial information about Company and its affiliates and their operations that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the financial positions and financing arrangements of Company and its affiliates. Employee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of Company and/or its affiliates, as the case may be. Employee will keep confidential and, outside the scope of Employee's duties and responsibilities with Company and its affiliates, will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to Company's or its affiliates' methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by Company or any of its affiliates, nor will Employee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this section. Accordingly, during the Employment Term and at all times thereafter Employee will not disclose, or permit or encourage anyone else to disclose, any such information, nor will Employee utilize any such information, either alone or with others, outside the scope of Employee's duties and responsibilities with Company and its affiliates, except to the extent that such information is or thereafter becomes lawfully available from public sources or is known within Company’s industry (other than due to disclosure by the Employee), or such disclosure is authorized in writing by the Company, required by law, court order or subpoena or any competent administrative agency or judicial authority. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by Company of any reporting described in clause (i). Employee understands that activities protected by the immediately preceding sentence may include disclosure of trade secret or confidential information within the limitations permitted by the Defend Trade Secrets Act (“DTSA”). In this regard, Employee acknowledges notification that under the DTSA no individual will be held criminally or civilly liable under Federal or State trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. And, if Employee pursues a lawsuit for retaliation by Company for reporting a suspected violation of the law Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

13.Non-Competition.

(a)During Employment Term. During the Employment Term, Employee will devote such business time, attention and energies reasonably necessary to the diligent and faithful performance of the services to Company and its affiliates, and will not engage in any way whatsoever, directly or indirectly, in any business that is a direct competitor with Company's or its affiliates' principal business, nor solicit customers, suppliers or employees of Company or affiliates on behalf of, or in any other manner work for or assist any business which is a direct competitor with Company's or its affiliates' principal business. In addition, during the Employment Term, Employee will undertake no planning for or organization of any business activity competitive with the work performed as an employee of Company, and Employee will not combine or conspire with any other employee of Company or any other person for the purpose of organizing any such competitive business activity.

(b)After Employment Term. The parties acknowledge that Employee will acquire substantial knowledge and information concerning the business of Company and its affiliates as a result of employment. The parties further acknowledge that the scope of business in which Company and its affiliates are engaged as of the Effective Date is international and very competitive. Competition by Employee in that business after the Employment Term would severely injure Company and its affiliates. Accordingly, for a period of one (1) year after Employee's employment terminates for any reason whatsoever, Employee agrees not to, directly or indirectly: (1) become an employee, consultant, advisor, principal, partner or substantial shareholder of any firm or business that directly competes with Company or its affiliates in their principal products and markets; and (2), on behalf of any such competitive firm or business, not to solicit any person or business that was at the time of such termination and remains a customer or prospective customer, a supplier or prospective supplier, or to solicit, hire or engage an employee or contractor, of Company or an affiliate.
14.Return of Company Documents. Upon termination of the Employment Term, Employee shall return immediately to Company all records and documents of or pertaining to Company or its affiliates and shall not make or retain any copy or extract of any such record or document, or any other property of Company or its affiliates. For the avoidance of doubt, Employee may make an electronic copy and retain her personal contacts and correspondence and any information necessary for her to file his personal tax returns.

15.Improvements and Inventions. Any and all improvements or inventions that Employee may make or participate in during the Employment Term, unless wholly unrelated to the business of Company and its affiliates and not produced within the scope of Employee's employment hereunder, shall be the sole and exclusive property of Company. Employee shall, whenever requested by Company, execute and deliver any and all documents that Company deems appropriate in order to apply for and obtain patents or copyrights in improvements or inventions or in order to assign and/or convey to Company the sole and exclusive right, title and interest in and to such improvements, inventions, patents, copyrights or applications, in each case, at the Company’s sole expense.

16.Actions and Survival. The parties agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that Company will not have an adequate remedy at law in the event of a failure by Employee to abide by its terms and conditions, nor will money damages adequately compensate for such injury. Therefore, in the event of a breach of this Agreement by Employee, Company shall have the right, among other rights, to damages sustained thereby and to seek an injunction or decree of specific performance from a court of competent jurisdiction to restrain or compel Employee to perform as agreed herein. Notwithstanding any termination of this Agreement or Employee's employment, Section 10 shall remain in effect until all obligations and benefits resulting from a termination of Employee's employment during the Employment Term are satisfied. In addition, Sections 11 through 26 shall survive the termination of this Agreement or Employee's employment and shall remain in effect for the periods specified therein or, if no period is specified, until all obligations thereunder have been satisfied. Nothing in this Agreement shall in any way limit or exclude any other right granted by law or equity to Company.

17.Release. Notwithstanding any provision herein to the contrary, Company may require that, prior to payment, distribution or other benefit under this Agreement (other than due to Employee's death), Employee shall have executed a complete release of Company and its affiliates and related parties in substantially the form as attached hereto, with any updates for changes in applicable law, and any waiting periods contained in such release shall have expired. With respect to any release required to receive payments, distributions or other benefits owed pursuant to this Agreement, Company must provide Employee with the form of release no later than seven (7) days after the Date of Termination and the release must be signed by Employee and returned to Company, unchanged, effective and irrevocable, no later than sixty (60) days after the Date of Termination.
18.No Mitigation. Company agrees that, if Employee's employment hereunder is terminated during the Employment Term, Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to Employee by Company hereunder. Further, the amount of any payment or benefit provided for hereunder shall not be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits or otherwise.
19.Entire Agreement and Amendment. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement and, effective as of January 1, 2023 (the “Effective Date”), shall supersede all other agreements between the parties with respect to the subject matter hereof, including without limitation, the Prior Agreement, except (i) insofar as the equity grant agreements issued to Employee by the Company, including the restrictive covenants therein, shall continue in full force and effect in accordance with their terms, (ii) notwithstanding any provision of this Agreement to the contrary, the second sentence of Section 2 shall be effective as of the date set forth therein, and (iii) notwithstanding any provision of this Agreement to the contrary, effective as of the date hereof, Employee agrees that, if Employee terminates employment for any reason prior to the Effective Date, except as otherwise requested by the Board, Employee shall be deemed to have resigned from all offices and directorships, if any, then held with the Company and its affiliates and Employee agrees to execute all documents reasonably requested by the Board to effectuate such resignation. This Agreement may be amended only by a written document signed by both parties to this Agreement. Notwithstanding the above, nothing herein shall adversely affect the rights and obligations of either party under Employee's separation agreement with the Company relating to her prior separation from the Company on or about September 2, 2020 or under any equity or other agreements referenced in such separation agreement.

20.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any litigation pertaining to this Agreement shall be adjudicated in courts located in Duval County, Florida.

21.Successors. This Agreement may not be assigned by Employee. In addition to any obligations imposed by law upon any successor to Company, Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the stock, business and/or assets of Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. Failure of Company to obtain such assumption by a successor shall be a material breach of this Agreement. Employee agrees and consents to any such assumption by a successor of Company, as well as any assignment of this Agreement by Company for that purpose. As used in this Agreement, "Company" shall mean Company as herein before defined as well as any such successor that expressly assumes this Agreement or otherwise becomes bound by all of its terms and provisions by operation of law. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors or assigns.
22.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of Employee in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the covenants in this Agreement.
24.Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three (3) days after being sent by United States Certified Mail, postage prepaid, with Return Receipt Requested, to the parties at their respective addresses set forth below:
To Company:

Fidelity National Information Services, Inc. 347 Riverside Avenue
Jacksonville, FL 32202 Attention: Chief Legal Officer

To Employee:

Stephanie Ferris
[at address last provided by Employee in Workday]

25.Waiver of Breach. The waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.

26.Tax.

(a)Withholding. Company or an affiliate may deduct from all compensation and benefits payable under this Agreement any taxes or withholdings Company is required to deduct pursuant to state, federal or local laws.

(b)Section 409A. This Agreement and any payment, distribution or other benefit hereunder shall comply with the requirements of Section 409A of the Code, as well as any related regulations or other guidance promulgated by the U.S. Department of the Treasury or the Internal Revenue Service ("Section 409A"), to the extent applicable. Each payment in a series of payments under this Agreement will be deemed a separate payment for purposes of Section 409A. To the extent Employee is a "specified employee" under Section 409A, no payment, distribution or other benefit described in this Agreement constituting a distribution of deferred compensation (within the meaning of Treasury Regulation Section l.409A-l(b)) to be paid during the six-month period following a separation from service (within the meaning of Treasury Regulation Section l.409A-l(h)) will be made during such six-month period. Instead, any such deferred compensation shall be paid on the first business day following the six-month anniversary of the separation from service or as soon as practicable following Employee's death. In no event may Employee, directly or indirectly, designate the calendar year of a payment and, for the avoidance of doubt, any payment that is conditioned upon the Employee’s execution and non-revocation of a release of claims and for which the consideration period spans two taxable years, shall be paid in the later of the two taxable years. Any provision that would cause this Agreement or a payment, distribution or other benefit hereunder to fail to satisfy the requirements of Section 409A shall have no force or effect and, to the extent an amendment would be effective for purposes of Section 409A, the parties agree that this Agreement shall be amended to comply with Section 409A. Such amendment shall be retroactive to the extent permitted by Section 409A. For purposes of this Agreement, Employee shall not be deemed to have terminated employment unless and until a separation from service (within the meaning of Treasury Regulation Section l.409A-l(h)) has occurred. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the time period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made not later than the last day of the Employee's taxable year following the taxable year in which such expense was incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)Excise Taxes. If any payments or benefits paid or provided or to be paid or provided to Employee or for Employee's benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, employment with Company or its subsidiaries or the termination thereof (a "Payment" and, collectively, the "Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Employee may elect for such Payments to be reduced to one dollar less than the amount that would constitute a "parachute payment" under Section 280G of the Code (the "Scaled Back Amount").Any such election must be in writing and delivered to Company within thirty (30) days after the Date of Termination. If Employee does not elect to have Payments reduced to the Scaled Back Amount, Employee shall be responsible for payment of any Excise Tax resulting from the Payments and Employee shall not be entitled to a gross-up payment under this Agreement or any other for such Excise Tax. If the Payments are to be reduced, the reduction shall be implemented in the following order of priority shall be followed in a manner that complies with Section 409A: (i) first from cash compensation, (ii) next from equity compensation that is not subject to 409A, followed by equity compensation that is subject to Section 409A, then (iii) pro-rated among all remaining payments and benefits. To the extent there is a question as to which Payments within any of the foregoing categories are to be reduced first, the Payments that will produce the greatest present value reduction in the Payments with the least reduction in economic value provided to Employee shall be reduced first. Unless the Executive and Company otherwise agree in writing, any determination required under this section shall be made in writing by Golden Parachute Tax Solutions LLC and, if they are unavailable or otherwise unable to serve, by such other accounting firm that is nationally recognized as expert in Section 280G of the Code and is selected by the Company prior to a Change of Control and not providing services to the person effectuating such Change of Control, subject to the approval of the Employee (the “Accountants”), whose determination shall be conclusive and binding upon Executive and Company for all purposes, absent manifest error. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Without limiting the generality of the foregoing, any determination by the Accountants under this Section 26(c) will take into account the value of any reasonable compensation for services to be rendered by Executive (or for holding oneself out as available to perform services and refraining from performing services (such as under a covenant not to compete)). The Accountants shall provide detailed supporting calculations to Company and Executive as requested by Company or Executive. Executive and Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. Company shall bear all costs the Accountants may incur in connection with any calculations contemplated by this section as well as any costs incurred by Executive with the Accountants for tax planning under Sections 280G and 4999 of the Code.

[Remainder of Page Intentionally Left Blank; Signatures on Following Page]

IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the date first set forth above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	Denise Williams
Its:	Chief People Officer

Stephanie Ferris
/s/ Stephanie Ferris

ATTACHMENT 1
GENERAL RELEASE

This General Release (this “Release”) is entered into by Stephanie Ferris (“Executive”) pursuant to Section 17 of the Amended and Restated Employment Agreement (the “Employment Agreement”), dated as of October 17, 2022, by and between Executive and Fidelity National Information Services, Inc. (the “Company”).

1. Executive understands and agrees that Executive’s entitlement to benefits set forth in Section 10(a) of the Employment Agreement, is conditioned upon the Executive’s agreement to execute, deliver and not revoke this Release. Executive and the Company further agree that the payments and benefits provided to Executive pursuant to such provisions of Section 10(a) of the Employment Agreement constitute good and valuable consideration over and above anything of value to which the Executive is already entitled. Executive understands and agrees that this Release is intended to supplement, not amend, the Employment Agreement.

2. Executive acknowledges and agrees that no other sums, amounts, benefits or privileges, unless set forth in the Employment Agreement, are or will be due or owing to Executive, and expressly waives any rights or claims to additional sums, amounts, benefits or privileges not expressly provided for in the Employment Agreement.
3. Executive, for and on behalf of herself and her heirs, administrators, executors and assigns, hereby irrevocably and unconditionally releases, remises and discharges the Company and its affiliates, subsidiaries and joint ventures, and any of its or their respective shareholders, directors, members, officers, employees, partners, representatives, agents, predecessors, successors, assigns and/or attorneys (hereinafter collectively referred to as the “Company Released Parties”), from and waives any and all claims, demands, damages, lawsuits, obligations, promises, administrative actions, charges, and causes of action, both known and unknown, in law or in equity, of any kind whatsoever, that Executive has or may have against the Company Released Parties; and particularly, without limiting the generality of the foregoing, Executive waives and releases the Company Released Parties from all matters relating to or arising out of the Employment Agreement, her employment with Company, her compensation by the Company (including, except as provided herein, any bonuses, incentives, relocation benefits, paid time off and benefits), and/or her Employment to the position of Chief Executive Officer and termination of employment, and including, without limitation, any causes of action or claims for wrongful or retaliatory discharge, unlawful employment discrimination or harassment arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act; the New York State and City Human Rights Acts, as amended; the Florida Civil Rights Act, as amended; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991, as amended; 42 U.S.C. §1981, as amended; the Americans With Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; Executive Orders 11246 and 11073; the Employee Retirement Income Security Act of 1974, as amended; the Fair Labor Standards Act of 1938, as amended; the Fair Credit Reporting Act; the Family and Medical Leave Act of 1993; the Genetic Information Nondiscrimination Act of 2008, the Sarbanes-Oxley Act, as amended; the Dodd-Frank Act of 2010, and any other federal, state, local or foreign equal opportunity law, constitutional provision, statute, common law doctrine, public policy, executive order, or municipal ordinance; and any other causes of action or claims based upon any other federal, state, local or foreign laws or municipal ordinances or upon common law affecting or relating to the claims or rights of employees, including any and all suits in tort (including negligence) or contract (whether oral, written or implied), or any other common law or equitable basis of action which Executive had, now has or may claim to have against the Company Released Parties, or which Executive, her heirs, executors, administrators, successors and assigns hereafter can, shall or may have for any reason against the Company Released Parties. Notwithstanding the above, nothing in this section or this Release shall release the Company Released Parties from: (i) any action for breach of its obligations under this Release or Section 10(a) of the Employment Agreement; (ii) Executive’s right to accrued, vested benefits under any employee benefit plan of the Company in which Executive participated (excluding any severance or similar plan or policy), in accordance with the terms thereof; (iii) any claims that cannot be waived by law, including without limitation any claims filed with the U.S. Equal Employment Opportunity Commission (the “EEOC”) or the U. S. Department of Labor, or claims under the ADEA that arise after the date of this Release, or that arise after the date on which Executive executes this Release; (iv) any rights or claims under the ADEA that may arise after the date that Executive executes this Release; (v) rights under outstanding stock option, restricted stock or other equity-based awards, (vi) right to indemnification, as provided by, and in accordance with the terms of, applicable law, the Company’s by-laws or otherwise; and (vii) Executive’s coverage under applicable directors’ and officers’ liability insurance. This is intended to be as complete a waiver as possible of all claims against any of the Company Released Parties except as set forth herein. This waiver is effective only as to those claims that may properly be waived in this manner.
4. Executive understands and agrees that claims or facts in addition to or different from those which are now known or believed by Executive to exist may hereafter be discovered, but it is Executive’s intention to fully and forever release, remise and discharge all claims which Executive had, may have had, or now have against the Company Released Parties, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent, without regard to the subsequent discovery or existence of such additional or different facts. Without limiting the foregoing, by signing this Release, Executive expressly waives and releases any provision of law that purports to limit the scope of a general release. Executive acknowledges and agrees that as of the date Executive executes this Release, Executive has no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraphs.
5. Executive represents that she has not and does not intend to participate in or file against any of the Company Released Parties any action, cause of action, lawsuit or proceeding regarding, or in any way related to, any of the claims released in Section 3 of this Release and further agrees that this Release may be pleaded as a bar to any such action, cause of action, lawsuit or proceeding. Executive also promises and agrees that if any court assumes jurisdiction over any such action against the Company Released Parties involving or on behalf of Executive, she shall promptly withdraw from and request that such court dismiss any such action. Executive further represents that she will not voluntarily lend her support to or participate in any action, cause of action, claim, investigation, lawsuit or proceeding adverse to or brought against the Company Released Parties by any third party and she will not communicate in any way with the media with respect to any such claim or action (other than to respond that she has “no comment”). Notwithstanding the above representations, the parties acknowledge that Executive has a legal obligation to respond to any lawfully issued subpoena by a court or administrative agency, and as long as the subpoena was not in any way solicited by her as a way to circumvent her obligations hereunder, her offering of truthful testimony under oath in response to such a lawfully issued subpoena will not be considered a violation of this provision. Executive shall refrain from expressing (or causing others to express) to any employee of the Company or any third party (including, without limitation, the media), any derogatory or negative statements or opinions concerning the Company and/or its operations, services, officers or employees. Nothing herein shall prohibit Executive from testifying truthfully under oath in any legal proceeding.
6. Nothing in this Release prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the EEOC, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination, anti-harassment, or anti-retaliation laws. However, to the maximum extent permitted by law, Executive agrees that if such an administrative claim is made to such an agency, Executive shall not be entitled to recover any individual monetary relief or other individual remedies. In addition, nothing in this Release, including but not limited to the release of claims nor the confidentiality and non-disparagement clauses, prohibits Executive from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Release prohibits or prevents Executive from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

7. If Executive engages in conduct which violates any provision of this Release the Company shall be entitled to recover its costs and expenses (including attorney’s fees) and any losses or damages resulting therefrom from monies paid to Executive under the Employment Agreement.
8. Executive is advised to consult with an attorney prior to executing this Release, and Executive acknowledges that she has had an opportunity to confer with counsel and has been given a period of at least twenty-one (21) days within which to consider this Release. Executive acknowledges that (i) she has read, studied, considered, and deliberated upon this Release, (ii) she has consulted with counsel, and (iii) she fully understands and is in complete agreement with all of the terms of this Release, and (iv) she has signed this Release knowingly and voluntarily.
9. This Release may be revoked by Executive for a period of seven (7) days following her execution of the Release (the “Revocation Period”) by notifying [CONTACT] (the “Company Representative”), [TITLE], [ADDRESS], by email ([EMAIL ADDRESS]), by fax ([FAX NUMBER]) or by a recognized national overnight courier service to the address specified above. To be effective, such revocation must be received by the Company Representative no later than 5:00 p.m. Eastern Time on the seventh (7th) calendar day following Executive’s execution of this Release. In the event that Executive revokes this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any of its affiliates will have any obligations to provide Executive the payments and benefits described in the Employment Agreement.
10. This Release shall be interpreted, construed, and governed by the laws of the State of Florida, regardless of its place of execution or performance, without regard to internal principles relating to conflict of laws. The parties agree that any cause of action arising between the parties regarding this Release shall be brought only in a state or federal court in Jacksonville, Florida.
11. Executive’s signature transmitted by facsimile and by electronic mail in PDF format shall be deemed to be the original signature for all purposes.
12. The provisions of this Release will be binding upon Executive’s heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release is held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force and effect. The illegality or unenforceability of such provision, however, will have no effect upon and will not impair the enforceability of any other provision of this Release.
IN WITNESS WHEREOF, and intending to be legally bound hereby, Executive hereby executes this General Release by signing below voluntarily and with full knowledge of the significance of all of its provisions.
PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
Executed at Jacksonville, Florida this day of _________, 202_.

Stephanie Ferris, individually